Exhibit 99.2

CONTACT:

Tierney Saccavino

tsaccavino@acorda.com

Biopas Laboratories

Tommy Laine

tlaine@biopasgroup.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics and Biopas Laboratories Announce Agreement to Commercialize INBRIJA® in Latin America

ARDSLEY, N.Y. and PANAMA CITY, PANAMA – May 11, 2022 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) and Biopas Laboratories today announced that they have entered into distribution and supply agreements to commercialize INBRIJA® in Latin America. INBRIJA is indicated in the United States for the intermittent treatment of episodic motor fluctuations (OFF episodes) in adult patients with Parkinson's disease (PD) treated with a levodopa/dopa-decarboxylase inhibitor.

Under the terms of the agreements, Acorda will receive a significant, double-digit, tiered percentage of the selling price of INBRIJA in Latin America in exchange for supply of the product. Acorda will also receive sales-based milestones. Biopas will have the exclusive distribution rights to INBRIJA in nine countries within Latin America, including Brazil and Mexico. According to current population estimates, there are at least 400,000 people living with Parkinson's disease in Latin America1. Biopas plans on seeking marketing authorization in all countries to make Inbrija available for patients as quickly as possible.

“BIOPAS is the leader in commercializing CNS therapies in Latin America and we are delighted to announce these agreements to make INBRIJA available there to people with Parkinson’s disease who suffer from OFF periods,” said Ron Cohen, M.D., President and CEO of Acorda Therapeutics. “We are also in active discussions with other companies for the rights to commercialize INBRIJA in additional countries.”

“We are excited to be collaborating with Acorda to make INBRIJA available to people with Parkinson’s disease in Latin America. This important partnership supports Biopas’ mission to cover unmet medical needs of patients from Argentina to Mexico. Inbrija further strengthens Biopas’ complete and innovative CNS portfolio now consisting of nine original treatments: for Parkinson’s disease, epilepsy, movement disorders, sialorrea, multiple sclerosis, anxiety, and sleep disorders,” said Pascal Forget, CEO of Biopas.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

About Biopas Laboratories

Biopas is a leading and differentiated Latin American Pharmaceutical company, focused on in-licensing, marketing and selling cutting-edge specialty pharmaceutical products. Biopas offers the best-in-class

1 GBD 2016 Parkinson’s Disease Collaborators: Global, regional, and national burden of Parkinson’s disease, 1990–2016: a systematic analysis for the Global Burden of Disease Study 2016; Lancet Neurology 2018; 17: 939–53

capabilities in sales, marketing, medical, support functions and provides integral services to support the launch and development of products. All its functions operate in compliance with international standards and regulations. Biopas covers 20+ countries in LatAm through fully owned subsidiaries and is a trusted partner of reputable multinational pharmaceutical companies, and has products in leading positions in CNS, Immunology, Rare Disease, Oncology, and Dermatology.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding Acorda management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: Acorda may not be able to successfully market AMPYRA, INBRIJA or any other products under development; the COVID-19 pandemic, including related quarantines and travel restrictions, and the potential for the illness to affect Acorda employees or consultants or those that work for other companies Acorda relies upon, could have a material adverse effect on Acorda’s business operations or product sales; Acorda’s ability to raise additional funds to finance its operations, repay outstanding indebtedness or satisfy other obligations, and its ability to control its costs or reduce planned expenditures; risks associated with the trading of its common stock; risks related to its workforce, including its ability to realize the expected benefits of previous corporate restructurings; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether it has sufficient commercial supply of INBRIJA to meet market demand; its reliance on third-party manufacturers for the production of commercial supplies of AMPYRA and INBRIJA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following the loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions, among other reasons, because acquired development programs are generally subject to all the risks inherent in the drug development process and  as knowledge of the risks specifically relevant to acquired programs improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with Acorda’s products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect intellectual property rights, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of its products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in Acorda’s filings with the Securities and Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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